Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Kirk D. Shockley	Dean W. Dimke
	Vice President	Director of Corporate and
	Business Integration	Marketing Communications
	kirkshockley@kemet.com	deandimke@kemet.com
	(864) 228-4291	(864) 228-4448

GERMAN AUTHORITIES APPROVE ACQUISITION OF EVOX RIFA GROUP OYJ
BY KEMET CORPORATION

Greenville, South Carolina (April 4, 2007) - KEMET Corporation (NYSE:KEM) today announced that the German competition authority has approved KEMET’s acquisition of Evox Rifa Group Oyj through its wholly owned direct subsidiary, KEMET Electronics Corporation, pursuant to the public tender offer launched on March 12, 2007.  KEMET has now received all necessary regulatory approvals for the implementation of the tender offer.

As of April 3, 2007, the public tender offer has been accepted by shareholders representing approximately 81% of the shares and votes in Evox Rifa and by loan note holders holding approximately 83% of the convertible capital loan notes issued by Evox Rifa.  The offer period will expire on April 12, 2007, unless the offer period is extended or discontinued in accordance with the terms and conditions of the tender offer.

“We are very pleased to have achieved this important milestone with respect to the acquisition of Evox Rifa Group Oyj, and look forward to a successful completion of the tender offer in the next few weeks,” stated Per Loof, Chief Executive Officer.

The tender offer document containing the detailed terms and conditions of the tender offer is available in English on the Internet at www.nordea.fi/sijoita and www.evoxrifa.com.

About Evox Rifa:

Evox Rifa Group Oyj manufactures passive electronic components, specializing in plastic film, paper and electrolytic capacitors. Their major customer groups are in industrial, automotive and consumer electronics and the lighting industry.  Evox Rifa’s strength lies in the design and production of customized products that require specialist expertise. Evox Rifa, with headquarters in Finland, has a worldwide sales and distribution network. Its production plants are located in Indonesia, Great Britain, China, Sweden and Finland. Evox Rifa has two global business areas: Electrolytic Capacitors and Film and Paper Capacitors. Additional information can be found at http://www.evoxrifa.com or by contacting Mr. Jerker Molander, Vice Chairman of the Board of Directors, 358-50-380-3845.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A Tel: 864.963.6300 Fax: 864.963.6521

About KEMET:

KEMET Corporation provides industry-leading, high-performance electronic component solutions, including the world’s most complete line of surface-mount capacitor technologies across tantalum, ceramic, and solid aluminum dielectrics, provided with the world’s best quality, delivery and service. KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM. Additional information can be found at http://www.kemet.com.